Affiliate of OptimumBank Holdings, Inc. Completes Purchase of Trust Preferred Securities

June 22, 2018 /

Fort Lauderdale, Florida / GLOBE NEWSWIRE / June 22, 2018 / OptimumBank Holdings, Inc. announced today that a company controlled by Moishe Gubin, a director of the Company, had completed the purchase of all of the outstanding trust preferred securities issued by OptimumBank Holdings Capital Trust I.

The Company and the purchaser have held discussions on how to address the existing default with respect to the trust preferred securities, including the possible issuance of common stock in exchange for a portion of the securities. The Company and the purchaser have not reached a definitive agreement on what actions, if any, will be taken to address the default while complying with applicable regulatory requirements. Any such agreement would be subject to approval by the Board of Directors, applicable regulatory requirements and any applicable requirements of NASDAQ. There can be no assurance that such discussions will result in any agreement between the Company and the purchaser.

About OptimumBank Holdings, Inc.

OptimumBank Holdings, Inc. operates as the bank holding company for OptimumBank that provides a range of consumer and commercial banking services to individuals and businesses. The company accepts demand interest-bearing and noninterest-bearing, savings, money market, NOW, and time deposit accounts, as well as certificates of deposit; and offers residential and commercial real estate, commercial, and consumer loans, as well as lending lines for working capital needs. It also provides debit and ATM cards; investment, cash management, and notary and night depository services; and direct deposits, money orders, cashier’s checks, domestic collections, drive-in tellers, and banking by mail, as well as Internet banking services. In addition, the company engages in holding, managing, and disposing foreclosed real estate. It operates through three banking offices located in Broward County, Florida. OptimumBank Holdings, Inc. was founded in 2000 and is based in Fort Lauderdale, Florida.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. OptimumBank Holdings, Inc.’s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and OptimumBank Holdings, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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